Exhibit 99.1

ATHENAHEALTH, INC.
DIRECTOR COMPENSATION PLAN
December 17, 2008

Status	Payment	Comment
“Independent” Director	$30,000 per year	Paid quarterly, less $2,500 for each in-person meeting missed and less $1500 for each in-person meeting attended by phone
Chairman of standing committee	$10,000 per year additional	Paid Quarterly
Lead Director	$10,000 per year additional	Paid Quarterly
Chairman of audit committee	10,000 per year additional	Paid Quarterly

1.	This Plan is prospective from the time of adoption and will not affect any compensation paid or granted before that date. This plan may be amended from time to time by vote of the Board of Directors. This Plan does not affect the obligations of the Company to indemnify Directors as set forth in relevant sections of Company certificates of incorporation, by-laws or indemnification agreements.

2.	This Plan will not apply to any director who is an employee of the Company, who otherwise does not qualify as independent under any applicable government or exchange rule with respect to the position held or who owns or who is affiliated with any person or entity that owned 5% or more of the outstanding stock of the Company as of September 19, 2007, unless an exception is made by the Nominating and Corporate Governance Committee

3.	For service on the Board of Directors, each director subject to this Plan will receive an annual stipend of $30,000 in connection with that service, paid in equal installments quarterly during the time of that service, subject to deduction before payment of $2,500 for each in-person scheduled meeting missed, provided that the deduction will be only $1,500 if the in-person meeting is attended telephonically.

4.	In addition, a director subject to this Plan who serves as chairman of a standing committee of the Board will receive an additional annual stipend of $10,000 in connection with that service, paid in equal installments quarterly during the time of that service.

5.	In addition, a director subject to this Plan who serves as chairman of the Audit Committee will receive an additional annual stipend of $10,000 in connection with that service, paid in equal installments quarterly during the time of that service.

6.	In addition, every four (4) years, each director subject to this Plan will receive a stock option grant of 60,000 shares vesting quarterly in equal amount over a period of four years.

7.	Issues in the application and administration of this Plan will be determined by the Nominating and Governance Committee.